UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ZILA, INC.
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ZILA, INC.
5227 North 7th Street
Phoenix, Arizona 85014-2800

NOTICE OF ANNUAL SHAREHOLDERS MEETING

November 10, 2008
Phoenix, Arizona

To the Holders of Common Stock of Zila, Inc.:

We will hold the annual shareholders meeting of Zila, Inc. (“ZILA”) at the Phoenix Airport Marriott, 1101 North 44th Street, Phoenix, AZ 85008, on Thursday, December 11, 2008 at 8:00 a.m. Arizona time. The meeting is being held to:

1. Elect six members to ZILA’s Board of Directors;

2. Ratify the appointment of BDO Seidman, LLP as ZILA’s independent registered public accounting firm for the fiscal year ending July 31, 2009; and

3. Consider any other matters that properly come before the meeting and any adjournments thereof.

Only shareholders of record of common stock at the close of business on October 20, 2008 are entitled to receive notice of and to vote at the meeting or any adjournments thereof.

We have enclosed our 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for our fiscal year ended July 31, 2008, and the Proxy Statement with this notice of annual meeting.

Your proxy is being solicited by ZILA’s Board of Directors. We urge you to vote as soon as possible whether or not you plan to attend the annual meeting of shareholders to assure your representation at such meeting. For your convenience, and to help reduce expenses, you are encouraged to vote by telephone or the internet, as explained on page 2 of the Proxy Statement or on the enclosed proxy card. Alternatively, you can complete, sign and mail the enclosed proxy card. We have enclosed a return envelope for that purpose, which requires no postage if mailed in the United States, if you choose to vote by mail. You may revoke a previously delivered proxy at any time prior to the meeting. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

David R. Bethune
Chairman and Chief Executive Officer

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ZILA, INC.
5227 North 7th Street
Phoenix, Arizona 85014-2800

ANNUAL SHAREHOLDERS MEETING

PROXY STATEMENT

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To understand the proposals fully, you should carefully read this entire Proxy Statement, as well as the other documents to which we refer you.

GENERAL MEETING INFORMATION

Annual Meeting:	The annual meeting of shareholders will be held on Thursday, December 11, 2008 at 8:00 a.m. Arizona time at the Phoenix Airport Marriott, 1101 North 44th Street, Phoenix, AZ 85008.
Record Date:	Close of business on October 20, 2008. If you were a shareholder at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes. At the record date there were 9,989,954 shares of our common stock outstanding.
On September 17, 2008, we implemented a 1-for-7 reverse stock split (the “Reverse Split”) with respect to outstanding shares of our common stock. All references in this proxy statement to shares of our common stock reflect the impact of the Reverse Split.
Agenda:	1. Elect six members to Zila, Inc.’s (“ZILA”) Board of Directors (the “Board”);
2. Ratify the appointment of BDO Seidman, LLP for fiscal year ending July 31, 2009; and
3. Consider any other matters that properly come before the meeting.
Proxies Solicited By:	Georgeson Shareholder
ZILA will bear the costs of soliciting proxies for the meeting. No additional compensation will be paid to directors, officers or other regular employees in connection with the solicitation of proxies. ZILA retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $8,000, plus reimbursement for out-of-pocket expenses. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses that they incur in sending these proxy materials to you if you are a beneficial holder of our shares.
First Mailing Date:	We will mail this Proxy Statement on or about November 10, 2008.
Independent Auditors:	A representative of our independent registered public accounting firm, BDO Seidman, LLP, is expected to be present at the meeting and will be available to respond to appropriate questions from our shareholders.
Voting Information:
How to Vote:	Shareholders whose shares are registered in their own names may vote their shares by telephone, the internet, mail or in person at the meeting. Voting by telephone or the internet are the least expensive and fastest methods of voting. Your proxy card contains instructions for voting by telephone or the internet. To vote by mail, complete and sign your proxy card and return it in the enclosed business reply envelope.
If your shares are held not in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in our register of shareholders and the nominee will be entitled to vote your shares. In order to be admitted to the annual meeting of shareholders, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Even if you attend the annual meeting of shareholders, you will not be able to vote the shares that you hold in street name. Rather, you should instruct your nominee how to vote those shares on your behalf.

Proxies:	The proxies will follow your voting instructions. Unless you tell us on the proxy card to vote differently, the proxies will vote proxies that are signed and returned (i) “FOR” ZILA’s Board nominees; and (ii) “FOR” the ratification of the appointment of BDO Seidman, LLP as ZILA’s independent registered public accounting firm. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a member of the Board, the proxy holders will vote for a substitute nominee proposed by the Board.
Revoking Your Proxy:	Proxies may be revoked if you:

•   Deliver a signed, written revocation letter prior to the annual meeting of shareholders, dated later than the proxy, to Gary V. Klinefelter, Vice President, General Counsel and Secretary of Zila, Inc., at 5227 North 7th Street, Phoenix, Arizona 85014-2800;

• Deliver a signed proxy prior to the annual meeting of shareholders, dated later than the first one, to Computershare Investor Services, Proxy Unit, 350 Indiana Street, Suite 800, Golden, CO 80401;
• Vote your shares by telephone or the internet prior to the annual meeting of shareholders differently than you did originally, using the same procedures for those methods; or
• Attend the annual meeting of shareholders and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.
Quorum:	The presence in person or by proxy of shareholders entitled to cast a majority of the votes entitled to be cast at the annual meeting of shareholders is necessary to constitute a quorum at the meeting for the election of directors and for the other proposals. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exits.
The Proposals:
Election of Directors:	David R. Bethune, Wade F. Brooksby, J. Steven Garrett, Leslie H. Green, O.B. Parrish and George J. Vuturo are nominated for election to ZILA’s Board of Directors.
The Board recommends a vote “FOR” each of these directors. If a quorum is present, the six nominees who receive a plurality of the votes cast at the annual meeting of shareholders will be elected. Broker non-votes and votes that are withheld have no effect on the results of the vote. Please vote on this matter.
Ratification of Auditor:	Our second proposal asks you to ratify the selection of BDO Seidman, LLP as ZILA’s independent registered public accounting firm for the fiscal year ending July 31, 2009.
The Board recommends a vote “FOR” this proposal. The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the selection of BDO Seidman, LLP as ZILA’s independent auditor. If the appointment is not approved by the shareholders, the Audit Committee will reconsider the appointment of BDO Seidman, LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different auditor at any time if such appointment is in the best interests of ZILA and its shareholders.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board is comprised of six directors, each of whom is elected annually. Accordingly, shareholders will elect six directors this year. Each director is to be elected to hold office until the next annual meeting of shareholders or until his or her successor is elected and qualified. If a director resigns or otherwise is unable to complete his or her term of office, the Board may elect another director for the remainder of the resigning director’s term.

The Board’s nominees are listed below. The Board recommends that you vote for Mr. Bethune, Mr. Brooksby, Dr. Garrett, Ms. Green, Mr. Parrish and Dr. Vuturo.

David R. Bethune:	Mr. Bethune is a member of the boards of directors of Cambrex Corporation and the Female Health Company. From 1999 until his retirement in 2004, he was Chairman and Chief Executive Officer of Atrix Laboratories, Inc., a drug delivery and product development company. Prior to his work at Atrix Laboratories, Mr. Bethune was President and Chief Operating Officer of IVAX Corporation, a pharmaceutical company. Before joining IVAX, Mr. Bethune began a start-up pharmaceutical company venture formed by Mayo Medical Ventures, a business unit of Mayo Clinics of Rochester. Mr. Bethune previously served as group vice president of American Cyanamid Company and a member of the Executive Committee where he had executive authority for human biologicals, consumer health products, pharmaceuticals and ophthalmics as well as global medical research. He was also President of the Lederle Laboratories Division of American Cyanamid Company. Mr. Bethune received a B.A. degree in accounting and economics from Lenior-Rhyne College, Hickory, North Carolina and Masters in Business Administration in the Executive Program from Columbia University Graduate School. Mr. Bethune has been a member of ZILA’s Board since December 2005 and Chairman of the Board since May, 2007. In August 2007, Mr. Bethune began serving as ZILA’s Chairman and in March 2008 as its Chief Executive Officer. Age 68.
Wade F. Brooksby	Mr. Brooksby is currently chief financial officer of InNexus Biotechnical, Inc., a Toronto Stock Exchange traded drug development company. From 2004-2006, he was CFO of Energy West, Inc., a NASDAQ traded energy utility. Earlier, Mr. Brooksby served in senior level executive positions for several companies in a variety of industries. He has served as an energy-marketing advisor to the Governor of Kentucky and on the board of directors of nine public and private companies as well as two not-for-profit organizations. Mr. Brooksby earned a bachelor of science degree in accounting and a masters degree in accounting from Brigham Young University. Age 62
J. Steven Garrett:	Dr. Garrett has more than 30 years of experience in healthcare. Since September 2007 Dr. Garrett has served as Vice President of clinical development for Tolmar, Inc., a drug development and manufacturing company. From 1995 to 2005, Dr. Garrett served as Senior Vice President of Clinical Research for Atrix Laboratories, Inc., where he managed all of that company’s clinical trials, interfaced with the FDA and coordinated the clinical portion of regulatory submissions. Dr. Garrett continued in that position from 2005 to 2007, working for QLT USA, Inc., following QLT’s merger with Atrix Laboratories. Previously, Dr. Garrett served as chairman of the department of periodontics at Loma Linda University as well as director of the advanced education program in periodontics and implant dentistry. Dr. Garrett also owned and operated a private dentistry practice, specializing in periodontics and implant dentistry. Age 63.

Leslie H. Green	Since 2001, Ms. Green has been Managing Partner of Roffe & Green, Inc., which provides interim management, marketing and business development consulting services, with particular emphasis on healthcare, consumer products and services. Since co-founding Roffe & Green she has served as a consultant or in various full and part-time interim management positions for several businesses in multiple industries, including interim Chief Executive Officer and President of Nydic, Inc., a medical diagnostic imaging company, from January 1999 to March 2001. Prior to forming her consulting business she served as VP, Marketing and Corporate Planning at Swiss Army Brands, Inc. and as a Senior Vice President and head of The New Products Group, a new product consultancy, at Lowe Marschalk, Inc., one of the Interpublic Group of Companies. Prior to her election to the Board of ZILA, she provided consulting services as interim General Manager and interim National Sales Manager of Zila Pharmaceuticals, Inc. from July 2003 to March 2004. Ms. Green currently serves as a member of the Board of Directors of SSOE, Inc. and as a member of the Advisory Board of Charles River Apparel. Ms. Green has been a member of ZILA’s Board since March 2004. Age 61.
O.B. Parrish:	Mr. Parrish is the Chairman and Chief Executive Officer of The Female Health Company, the developer of the first female condom. Mr. Parrish has been Chairman of The Female Health Company since 1987, Chief Executive Officer since 1994, and acting President since 2006. Mr. Parrish is also the President of Phoenix Health Care of Illinois, Inc. a private company which invests in innovative healthcare opportunities. In addition, Mr. Parrish is the Chairman of Abiant, Inc. of Chicago, which provides proprietary neuroimaging technology to the pharmaceutical industry for use in selecting and developing new drugs.
Earlier in his career Mr. Parrish was the President of the Pharmaceutical Group of G.D. Searle in Chicago where he was responsible for its global pharmaceutical business. Prior to joining Searle, Mr. Parrish was Executive Vice President of the International Division of Pfizer, Inc, in New York. Other positions held at Pfizer included Executive Vice President of Pfizer Pharmaceuticals, Division Manager and Vice President, Marketing of Pfizer Laboratories. Mr. Parrish holds a B.S. degree from Lawrence University and an M.B.A. degree from the University of Chicago. Mr. Parrish is also a trustee of Lawrence University. Age 74.
George J. Vuturo:	Dr. Vuturo has over 29 years of experience in the pharmaceuticals industry and is recognized as a leader in the field of medical education technology. In 1994, Dr. Vuturo founded Designing Solutions, L.L.C. and Professional Education Services Group, L.L.C., both are healthcare services companies that specialize in providing professional medical education programs to physicians, pharmacists, dentists, nurses, and other healthcare providers. Dr. Vuturo has served as managing partner of both companies since their inception. From 2004 to 2005, Dr. Vuturo was a member of the Board of Directors of QLT, Inc., a publicly-traded biopharmaceutical company dedicated to the discovery, development, and commercialization of innovative therapies. From 2001 to 2004, Dr. Vuturo was a member of the Board of Directors and, at various times, served on the Executive, Compensation, Audit and Nominations Committees of Atrix Laboratories, Inc. In 2005, Atrix Laboratories merged with QLT, Inc. Dr. Vuturo received his Ph.D. in Health Care Administration from the University of Florida, where he also received his Bachelor of Science in Pharmacy. Additionally, Dr. Vuturo holds a B.S. in Biology from Fairfield University. Age 58.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
THE DIRECTOR NOMINEES.

BOARD INFORMATION

General Information:
Board Meetings:	In fiscal 2008, the Board held 5 meetings, and a number of matters were considered by unanimous consent of the Board. None of our directors attended fewer than 75% of the meetings of the Board held during the director’s service or of any committee on which the director served during fiscal year 2008. The Board currently does not have a policy regarding director attendance at our annual meeting of shareholders, although all directors are encouraged to attend. All of the directors attended last year’s annual meeting of shareholders in person.
Independent Directors:	The Board has affirmatively determined that four of the current six members of the Board are “independent” as such term is defined under NASDAQ Marketplace Rule 4200(a)(15) and the related rules of the Securities and Exchange Commission (the “SEC”), with Dr. Garrett, Mr. Brooksby, Ms. Green and Dr. Vuturo being determined to be independent. ZILA’s independent directors conduct executive sessions at regularly scheduled meetings as required by NASDAQ Marketplace Rule 4350(c)(2).
Shareholder Communications with the Board:	ZILA’s Nominations and Corporate Governance Committee has established policies and procedures for shareholders to communicate with the members of the Board. Shareholders wishing to communicate with the Board should address their communications to: c/o Vice President, General Counsel and Secretary, Zila, Inc., 5227 N. 7th Street, Phoenix, AZ 85014-2800. The Vice President, General Counsel and Secretary will forward all such relevant communication to the Nominations and Corporate Governance Committee for disposition.
Board Committees:
Audit Committee:	The Audit Committee is comprised of Dr. Vuturo (Chair), Mr. Brooksby and Ms. Green, each of whom has been determined to be “financially literate” with accounting or related financial management expertise. The Board has determined that Dr. Vuturo is an “audit committee financial expert,” as defined by the rules and regulations of the SEC, and qualifies as a financially sophisticated audit committee member as required under Rule 4350(d)(2)(A) of the NASDAQ Marketplace Rules. Each of the members is “independent,” as defined in NASDAQ Marketplace Rule 4200(a)(15).
Under its charter, the Audit Committee appoints ZILA’s independent registered public accounting firm. It also reviews audit reports and plans, accounting policies, financial statements, internal controls, audit fees and certain other expenses. The Audit Committee held 4 meetings in fiscal year 2008. For more information about the Audit Committee and its operations, see the Audit Committee charter located on our website at www.zila.com, under the Investor Relations and Corporate Governance section.

Compensation Committee:	The three members of the Compensation Committee are Mr. Parrish (Chair), Dr. Garrett and Ms. Green. ZILA’s Board has determined that Dr. Garrett and Ms. Green are “independent” under NASDAQ Marketplace Rules. Mr. Parrish is the Chief Executive Officer of The Female Health Company, a company on which David Bethune, our Chairman and Chief Executive Officer, served on the compensation committee of the board of directors in the past three years. Therefore, Mr. Parrish is not “independent” under NASDAQ Marketplace Rules. However Mr. Parrish remains a member of the Compensation Committee because, in accordance with NASDAQ Marketplace Rule 4350(c)(3)(c), the Board has determined that Mr. Parrish’s service on the Compensation Committee is required by the best interests of ZILA and its shareholders. Each of the current members of the Compensation Committee is a “non-employee director” under Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”).
The Compensation Committee held 2 meetings in fiscal year 2008. For more information about the Compensation Committee and its operations, see the Compensation Committee Charter located on our website at www.zila.com, under the Investor Relations and Corporate Governance section. Please also see the “Compensation Committee” discussion in the “Compensation Discussion and Analysis” located elsewhere in this Proxy Statement.
Nominations and Corporate Governance Committee:	The three members of the Nominations and Corporate Governance Committee are Dr. Garrett (Chair), Dr. Vuturo and Mr. Parrish. Although Mr. Parrish is not deemed to be “independent,” he remains a member of the Nominations and Corporate Governance Committee, in accordance with NASDAQ Marketplace Rule 4350(c), because the Board has determined that his service on such committees is required by the best interests of ZILA and its shareholders.
The Nominations and Corporate Governance Committee identifies, interviews and recommends candidates for election or appointment to ZILA’s Board and is responsible for developing and, when appropriate, updating corporate governance principles applicable to ZILA. The Nominations and Corporate Governance Committee also is responsible for developing policies and procedures regarding all shareholder communications. The Nominations and Corporate Governance Committee held 1 meeting in fiscal year 2008. For more information about the Nominations and Corporate Governance Committee and its operations, see the Nominations and Corporate Governance Committee Charter located on our website at www.zila.com, under the Investor Relations and Corporate Governance section.

DIRECTOR NOMINATION PROCESS
Director Qualifications:	It is the policy of the Nominations and Corporate Governance Committee that persons nominated to serve as director should possess the following qualifications:
• Integrity. Candidates should be persons of personal integrity and high ethical character.

• Absence of Conflicts of Interest.  Candidates should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed by a director to ZILA and its shareholders.

• Fair Representation. Candidates must be able to represent fairly and equally all shareholders of ZILA without favoring any particular shareholder group or other constituency of ZILA.
• Time Commitment. Candidates must be prepared to devote adequate time to the Board and its committees. Board members are expected to attend substantially all Board and committee meetings.

• Additional Qualifications.  In selecting nominees for director, the Committee will assure that: (i) at least three of the directors satisfy the financial literacy requirements required for service on the Audit Committee; and (ii) at least one of the directors qualifies as an audit committee financial expert under the rules of the Commission.

Identifying Director Candidates:	The Nominations and Corporate Governance Committee has adopted the following procedures for identifying and evaluating director candidates:

• Incumbent Directors.  The process shall reflect the practice of re-nominating at least one-half of the incumbent directors if they continue to satisfy the Nominations and Corporate Governance Committee’s criteria for membership and continue to make important contributions to the Board and who consent to continue their service on the Board. Consistent with this policy, when considering candidates for election at the annual meeting of shareholders, the Nominations and Corporate Governance Committee will first determine the incumbent directors who wish to continue their service on the Board. The Nominations and Corporate Governance Committee will also consider whether the incumbent director continues to satisfy the minimum qualifications for director candidates and review the performance of the director during the preceding term.

• Consideration of New Candidates.  The Nominations and Corporate Governance Committee will identify and evaluate new candidates for election to the Board annually and will strive to improve and optimize the Board while infusing new experience and perspective on a periodic basis. The Nominations and Corporate Governance Committee will also evaluate new candidates where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of resignation, retirement, removal, death or disability or a decision of the Board to expand the size of the Board.

• Process for Identifying New Candidates.  The Nominations and Corporate Governance Committee will solicit recommendations for nominees from persons the Nominations and Corporate Governance Committee believes are likely to be familiar with (i) the needs of ZILA and (ii) qualified candidates. These persons may include members of the Board and management of ZILA. The Nominations and Corporate Governance Committee may also engage a professional search firm to assist in identifying qualified candidates, provided that the Nominations and Corporate Governance Committee shall coordinate with management in setting the firm’s fees and scope of engagement.

• Evaluation Process. For each recommended candidate that the Nominations and Corporate Governance Committee believes merits consideration, the Nominations and Corporate Governance Committee will:
• ensure the collection of information concerning the background and qualifications of the candidate, including information that will be required to be disclosed in ZILA’s proxy statement;
• determine if the candidate satisfies the minimum qualifications required by the Nominations and Corporate Governance Committee for election as director;

• determine if the candidate possesses any of the specific skills or qualities that should be possessed by one or more members of the Board; and
• consider the contribution that the candidate can be expected to make to the overall functioning of the Board.
• Interviews. In its discretion, the Nominations and Corporate Governance Committee may designate one or more Board members to interview any proposed candidate.

• Management Input.  The Nominations and Corporate Governance Committee believes it is appropriate to solicit the views about the candidate’s qualifications and suitability from ZILA’s chief executive officer and other senior members of management.

• Selection.  The Nominations and Corporate Governance Committee will make its selections based on all available information and relevant considerations. The Nominations and Corporate Governance Committee’s selection will be based on who, in the view of the Nominations and Corporate Governance Committee, will be best suited for membership on the Board.

• Shareholder-Nominated Candidates.  In making its selection, the Nominations and Corporate Governance Committee will evaluate candidates proposed by shareholders under criteria similar to other candidates, except that the Nominations and Corporate Governance Committee may consider, as one of the factors in their evaluation, the size, duration and any special interest of the recommending shareholder or shareholder group in the stock of ZILA. The Nominations and Corporate Governance Committee may also consider the extent to which the recommending shareholder intends to continue to hold its interest in ZILA, including whether the recommending shareholder intends to continue holding its interest at least through the time of the meeting at which the candidate is to be elected.

Shareholder Nominees:	The Nominations and Corporate Governance Committee has adopted the following procedures for submitting nominating recommendations:

• Manner and Address for Submission.  All shareholder nominating recommendations must be in writing, addressed to ZILA’s Vice President, General Counsel and Secretary at ZILA’s principal headquarters. Submission must be made by mail or personal delivery. Email submissions will not be considered.

• Information Concerning the Recommending Shareholder. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder:
• name and address, including telephone number;
• the number of shares of ZILA’s common stock owned by the recommending shareholder and the time period for which such shares have been held;

  •   if the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held (alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Commission reflecting the holdings of the shareholder, together with a statement of the length of time the shares have been held); and

  •   a statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of ZILA’s next annual meeting of shareholders at which the candidate would be elected.

• Information Concerning the Proposed Nominee. A nominating recommendation must be accompanied by the following information about the proposed nominee:

  •   the information required by Item 401 of the Commission’s Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understandings regarding the nomination and the five year business experience of the proposed nominee, as well as information about the types of legal proceedings within the past five years involving the nominee);

• the information required by Item 403 of the Commission’s Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of ZILA); and

  •   the information required by Item 404 of the Commission’s Regulation S-K (generally providing for disclosure of transactions in which ZILA was or is to be a participant involving more than $120,000 and in which the nominee had or will have any direct or indirect material interest and certain other types of business relationships with ZILA).

• Relationships Between the Proposed Nominee and the Recommending Shareholder.  The nominating recommendation must describe all relationships between the proposed nominee and the recommending shareholder and any arrangements or understandings between the recommending shareholder and the nominee regarding the nomination.

• Other Relationships of the Proposed Nominee.  The nominating recommendation shall describe all relationships between the proposed nominee and any of ZILA’s competitors, customers, suppliers, labor unions or other persons with special interests regarding ZILA.

• Qualifications of the Proposed Nominee.  The recommending shareholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Nominations and Corporate Governance Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the Board and the governance of ZILA.

• Ability to Represent All Shareholders.  The recommending shareholder must state, whether in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of ZILA.

• Consent to Interview and Service.  The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Nominations and Corporate Governance Committee and other Board members (including the proposed nominee’s contact information) and, if elected, to serve as a director of ZILA.

• Timing.  A shareholder nomination must be received by ZILA, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting.

• Shareholder Groups.  If a recommendation is submitted by a group of two or more shareholders, the information regarding the recommending shareholders must be submitted with respect to each shareholder in the group (as the term group is defined and interpreted under Commission regulations).

This information contained in this Proxy Statement about our nominations process is just a summary. A complete copy of the policies and procedures with respect to shareholder director nominations can be obtained from ZILA, free of charge, by writing to our Vice President, General Counsel and Secretary at the address listed above.
Poison Pill Policy:	On April 2, 2008, the Board approved the following policy on shareholder rights plans:
The Board of Directors (the “Board”) of Zila, Inc. (the “Company”) shall seek and obtain shareholder approval before adopting a shareholder rights plan, (which for this purpose shall mean any arrangement pursuant to which, directly or indirectly, common stock or preferred stock purchase rights may be distributed to stockholders that provide all stockholders, other than persons who meet certain criteria specified in the arrangement, the right to purchase the common stock or preferred stock at less than the prevailing market price of the common stock or preferred stock (referred to as a “Poison Pill”)); provided, however, that the Board may determine to act on its own to adopt a Poison Pill, if, under the circumstances, the Board, including the majority of the independent members of the Board, in the exercise of its fiduciary responsibilities, deems it to be in the best interest of the Company’s shareholders to adopt a Poison Pill without the delay in adoption that would come from the time reasonably anticipated to seek shareholder approval. If the Board were ever to adopt a Poison Pill without prior shareholder approval, the Board would submit the Poison Pill to shareholders for an advisory vote within 12 months from the date the Board adopts the Poison Pill. If the Company’s shareholders fail to approve the Poison Pill, the Board may elect to terminate, retain or modify the Poison Pill in its exercise of its fiduciary responsibilities. This policy may be revised or repealed by the Board without prior public notice. The Nominations and Corporate Governance Committee will review this Poison Pill policy on an annual basis, including the stipulation which addresses the Board’s fiduciary responsibility to act in the best interest of the shareholders without prior shareholder approval, and report to the Board any recommendations it may have concerning the policy.

PROPOSAL TWO:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General:	ZILA is asking the shareholders to ratify the Audit Committee’s appointment of BDO Seidman, LLP as ZILA’s independent registered public accounting firm for the fiscal year ending July 31, 2009. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in ZILA’s and its shareholders’ best interests.
Annual Meeting:	BDO Seidman, LLP has been ZILA’s independent registered public accounting firm since November 12, 2004. Representatives of BDO Seidman, LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. Shareholder ratification of this selection of BDO Seidman, LLP as ZILA’s independent registered public accounting firm is not required by the ZILA’s Bylaws or otherwise. However, the Board has elected to seek such ratification as a matter of good corporate governance practice.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS
ZILA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CURRENT EXECUTIVE OFFICERS

Name	Age	Position and Background

David R. Bethune	68	Mr. Bethune has served as ZILA’s Chairman since August 2007 and as ZILA’s Chief Executive Officer since March 2008.
Gary V. Klinefelter	60	Mr. Klinefelter has served as ZILA’s Vice President and General Counsel since December 2004. Mr. Klinefelter was appointed ZILA’s Secretary in October 2005. From 1988-2004, he was Secretary and General Counsel of AMERCO, a holding company whose principal operating subsidiaries are U-Haul International, Inc., Republic Western Insurance Company and Oxford Life Insurance Company. Mr. Klinefelter is licensed as an attorney in Arizona.
Diane E. Klein	60	Ms. Klein has served as ZILA’s Vice President - Finance and Treasurer (principal financial officer) since August 1, 2007 and Vice President and Treasurer from June 2004 through July 2007. Ms. Klein joined ZILA in August 2003 as Director of Finance. Ms. Klein was Vice President-Finance for Bay Area Foods, Inc., a privately held grocery chain, from 1998 to 2003. Prior to Bay Area Foods, Ms. Klein held progressively responsible financial/accounting positions at Southwest Supermarkets, LLC, MegaFoods Stores, Inc. and the Circle K Corporation. She was previously a senior manager in the audit practice of Arthur Andersen & Co. in Phoenix, Arizona.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis (“CD&A”) should be read in conjunction with the “Summary Compensation Table” and related tables that are presented elsewhere in this Proxy Statement.

Introduction and Summary

The purpose of this CD&A is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers and to explain the numerical and related information contained in the tables located below. Our continuing named executive officers are:

•	David R. Bethune, our Chairman and Chief Executive Officer;

•	Gary V. Klinefelter, our Vice President, General Counsel and Secretary; and

•	Diane E. Klein, our Vice President of Finance and Treasurer.

Frank J. Bellizzi our former Executive Vice President and President of Zila Pharmaceuticals, Inc. and David A. Barshis, our former Senior Vice President and General Manager of Zila Pharmaceuticals, Inc., are also named executive officers for purposes of the “Summary Compensation Table” and other disclosure required in this Proxy Statement because each served in their respective positions during our 2008 fiscal year.

The Compensation Committee

The Compensation Committee acts on behalf of the Board to establish ZILA’s general compensation policies for its executive officers. The Board determines whether the Compensation Committee will make determinations as a committee or will make recommendations to the Board. In fiscal 2008, the Board determined it would make all executive officer compensation decisions, based upon recommendations of the Compensation Committee. Additional information regarding our Compensation Committee can be found under the “Board Committee” heading in the “Board Information” section of this Proxy Statement.

Role of Executives in Determining Executive Compensation

As discussed above, the Board made all executive compensation decisions in fiscal 2008. As Chairman and Chief Executive Officer, Mr. Bethune provides information and recommendations to the Compensation Committee or Board on the performance of each executive officer, and, as requested, specific grants and appropriate levels of compensation.

With respect to the negotiation of Mr. Bethune’s employment letter entered into in May 2008, the Compensation Committee recommended a package to the Board which acted absent Mr. Bethune’s input. Mr. Bethune did participate in Board discussions regarding salary freezes, decreases and adjustments in fiscal 2008.

Significant Compensation Events in Fiscal 2008

Each of Messrs. Bellizzi and Barshis resigned prior to the date hereof. In fiscal 2008, Mr. Bellizzi received certain severance payments and other benefits in connection with his resignation. Please see the “All Other Compensation” column in the Summary Compensation Table for the severance payments made to Mr. Bellizzi.

In connection with the restructuring of our management team, David R. Bethune, a member of our Board since 2005 and Chairman of our Board since May 21, 2007, accepted an offer letter on May 9, 2008 which replaced his offer letter dated August 14, 2007. Under this employment letter, which is effective until the earlier of Mr. Bethune’s departure from the Board or October 31, 2009, Mr. Bethune’s base salary was increased to $350,000 per year, less applicable withholdings. Mr. Bethune elected to defer receipt of the pay increase (until paid such amount will be accrued by us). In addition, Mr. Bethune is eligible for a performance bonus in an amount up to fifty percent his base salary, based upon our financial performance. Mr. Bethune is also received a grant of 300,000 shares of restricted stock, with a 150,000 shares vesting on the date of grant and the restrictions and the remainder lapsing monthly over the following eighteen months. This employment letter also contains other customary provisions including, provisions related to severance payments following a change of control and termination without cause.

In September 2007, as part of its annual equity grant process, the Board issued options to purchase shares our common stock to our named executive officers as follows: (i) Mr. Bellizzi received 17,143 options to purchase common stock, (ii) Mr. Klinefelter received 5,714 options to purchase common stock, (iii) Ms. Klein received 5,714 options to purchase common stock and (iv) Mr. Barshis received 7,143 options to purchase common stock. The Board also granted stock options to other executives and a significant number of key employees.

On December 13, 2007 the Board approved certain option grants to our named executive officers as follows: (i) Mr. Bellizzi received 42,857 options to purchase common stock, (ii) Mr. Klinefelter received 14,286 options to purchase common stock, (iii) Ms. Klein received 33,571 options to purchase common stock, and (iv) Mr. Barshis received 35,714 options to purchase common stock. In addition, on December 13, 2007, the Board approved restricted stock grants for certain of the named executive officers as follows: (i) Mr. Bellizzi received 21,429 shares of restricted stock, (ii) Mr. Klinefelter received 2,143 shares of restricted stock, and (iii) Ms. Klein received 8,571 shares of restricted stock.

On December 18, 2007 the Board approved an increase of $35,000 to Mr. Bellizzi’s annual base salary. Effective as of January 1, 2008, Mr. Bellizzi’s base salary was $370,000.

On April 2, 2008, the Board approved a salary reduction program pursuant to which our named executive officers salaries were reduced by ten percent as follows: (i) Mr. Bethune’s annual base salary was reduced from $255,000 to $229,500, (ii) Mr. Bellizzi’s base salary was reduced from $360,000 to $324,000, (iii) Mr. Klinefelter’s base salary was reduced from $240,000 to $216,000, (iv) Mr. Klein’s annual base salary was reduced from $185,000 to $166,500, and (v) Mr. Barshis’ annual base salary was reduced from $225,000 to $202,500. As discussed above, Mr. Bethune’s base salary was subsequently increased to $350,000 in May 2008 under his employment letter.

On April 9, 2008 the Company also suspended the auto allowances for our named executive officers which, on an annual basis, were as follows: (i) Mr. Bellizzi - $9,600, (ii) Mr. Klinefelter - $9,600, (iii) Mr. Barshis - $8,400, (iv) Ms. Klein - $8,400.

On June 16, 2008, ZILA’s management voluntarily agreed to further reduce their annual base salaries as follows: (i) Mr. Bethune’s annual based salary was reduced from $350,000 to $297,500, (ii) Mr. Klinefelter’s annual base salary was reduced from $216,000 to $205,200, (iii) Ms. Klein’s annual base salary was reduced from $166,500 to $158,175, and (iv) Mr. Barshis’ annual base salary was reduced from $202,500 to 192,375.

Effective July 1, 2008, Mr. Bethune, Mr. Klinefelter, Ms. Klein and Mr. Barshis voluntarily agreed to suspend the receipt of their base salaries for the month of July, 2008.

On August 20, 2008, ZILA paid bonuses to seven (7) members of the Company’s management, including Mr. Bethune, Mr. Klinefelter, Ms. Klein, and Mr. Barshis who had voluntarily agreed to suspend receipt of their base salaries during the month of July, 2008. Each of the bonus recipients received an amount equal to ninety percent of the base salary that he or she voluntarily suspended during the month of July, 2008. In addition, salaries for the current named executive officers were restored to the levels that existed in April 2008.

Compensation Philosophy and Objectives

ZILA has developed a compensation program for executives and employees designed to meet the following goals:

•	align compensation with the business objectives and performance of ZILA, thereby promoting shareholder value;

•	reward performance and further the long-term interests of its shareholders;

•	attract, motivate and retain executives and employees with competitive compensation for ZILA’s industry, its stage of growth and the labor markets in which it operates;

•	build and encourage ownership of ZILA’s shares; and

•	balance short-term and long-term strategic goals.

To meet these objectives, the Compensation Committee has, in the past, utilized competitive compensation data to implement the programs discussed below.

Compensation Peer Group

In setting compensation, the Compensation Committee generally reviews companies similar to ZILA in terms of industry (pharmaceutical, biotech/clinical trial phase III companies, and dental companies), revenue and market capitalization. While this market data is an important factor considered by the Compensation Committee when setting compensation, it is only one of multiple factors considered by the Compensation Committee, including individual performance and responsibilities, the executive’s ability to meet current and future challenges and objectives, ZILA’s expectation of the executive’s contribution to its future success, and ZILA’s cash position.

For fiscal 2008, the Compensation Committee did not utilize information prepared by a compensation consultant because salaries were not increased, and in fact, were decreased in fiscal 2008 in connection with operational goals and objectives.

At the end of the 2006 fiscal year, the Compensation Committee engaged Pearl Meyer & Partners to review the competitiveness of cash compensation and equity ownership levels for selected executive and senior management positions. In that report, ZILA’s total cash compensation for its named executive officers ranged below the 25th percentile for its identified peer group, and the Compensation Committee has taken that data in account as it has received compensation for 2008 and 2009. The equity ownership of the named executive officers (as a percentage of total shares outstanding) averaged between the 25th and 50th percentiles when compared to its ZILA’s identified peer group. ZILA’s peer group, as determined by Pearl Meyer, consisted of the following companies:

Pharmaceutical Companies	Biotech or Phase III Companies	Dental Companies

Bentley Pharmaceuticals, Inc.	Accentia Biopharmaceuticals, Inc.	AFP Imaging Corporation
Bradley Pharmaceuticals, Inc.	ArQule, Inc.	Align Technology, Inc.
Collagenex Pharmaceuticals, Inc.	Barrier Therapeutics, Inc.	BioLase Technology, Inc.
Lannett Co., Inc.	Cell Genesys, Inc.	Lifecore Biomedical, Inc.
SciClone Pharmaceuticals, Inc.	GenVec	National Dentex Corporation
	ImmunoGen, Inc.	Pro-Dex, Inc.
	Micromet, Inc.	Schick Technologies, Inc.
	Rigel Pharmaceuticals, Inc.	Young Innovations, Inc.
Valera Pharmaceuticals, Inc.
XOMA, Ltd.

Compensation Programs Design and Discussion

ZILA’s executive compensation program is composed of cash-based compensation, in the form of base salaries and discretionary bonuses, and equity-based compensation that currently takes the form of stock option and restricted stock grants. In addition, our named executive officers have the opportunity to participate in our company-wide 401(k) plan and our company-wide Employee Stock Purchase Plan (the “ESPP”).

The table below lists each material element of our executive compensation program, the compensation objective or objectives that each element is designed to achieve and the characteristics of each compensation element.

Element	Purpose	Characteristics

Base Salary	To attract and retain qualified executives; fixed rate of pay for an individual’s skills, experience and performance	Generally, not at risk; normally eligible for annual merit increases and adjustment for changes in job scope
Incentive Bonuses	To attract and retain qualified executives; to motivate and reward achievement of annual ZILA goals	At risk; performance-based cash award; amount earned will vary based on actual results achieved relative to target results
Equity Based Compensation	To align interests of executives with shareholders; to reward stock price appreciation over time	Majority is performance-based; amount realized will depend upon stock price performance.
Other Compensation	To attract and retain qualified executives	Not at risk; costs generally fixed
Change in Control (COC)	To attract and retain qualified executives; to provide continuity of leadership team leading up to and after a change in control	Contingent compensation; provides for continued employment upon a COC and severance benefits if an executive’s employment is terminated following a COC

During fiscal 2008, the Board determined that given ZILA’s current cash position and operational goals and objectives for its business, the Board would maintain base salaries for its management at their current amounts and management actually volunteered to further reductions in base salaries in April and June 2008 and agreed to a temporary month suspension of base salaries in July 2008 (See “Significant Compensation Events in Fiscal 2008” above). During fiscal 2008, the Board also determined that it would not distribute cash bonuses to management for fiscal 2008. The Board has instead focused on long-term equity awards to incentivize its management, as evidenced by grants provided to management in September and December 2007. The Board believes that this approach further aligns management’s interests with ZILA’s shareholders and is also consistent with ZILA’s current goals and objective.

Base Salary

Base salary, which is designed to attract and retain qualified executives, provides a fixed amount of cash to our named executive officers. Base salaries for named executive officers are generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history and are set forth in letter agreements that allow for discretionary adjustment to base salaries from time to time. We have traditionally targeted our named executive salaries to be in the 25th – 50th percentile, although according to the Pearl Meyer study (as discussed above) we were generally below that range for all our named executive officers in fiscal 2008.

The current base salaries for our continuing named executive officers are as follows:

•	David R. Bethune, Chairman and Chief Executive Officer - $350,000

•	Gary V. Klinefelter, Vice President, General Counsel and Secretary - $216,000; and

•	Diane E. Klein, Vice President of Finance and Treasurer - $166,500.

Incentive Bonuses

As part of ZILA’s compensation program, employees may be eligible to participate in its Employee Incentive Bonus Plan (the “Bonus Plan”). The parameters of the Bonus Plan are set, in part, based on publicly available information from comparable companies in our industry, as these companies are most likely to compete with us for the services of our executives. The Compensation Committee has historically viewed cash incentive compensation as a means of closely tying a portion of the total potential annual cash compensation for executives to the financial performance of ZILA.

As described below, the letter agreements with each of Mr. Bethune and Mr. Klinefelter provide each with a maximum incentive bonus of 50% of base salary. The letter agreement for Ms. Klein did not specify an incentive bonus, but did provide that she is eligible to participate in the Bonus Plan.

As discussed above, the Board determined to that it would not award any cash bonus awards for fiscal 2008 in connection with ZILA’s efforts to direct its cash resources toward activities in support of its operational goals and objectives. However, on August 20, 2008, the Board approved a one-time cash bonus for each of Mr. Bethune, Mr. Klinefelter, Ms. Klein and Mr. Barshis who had voluntarily agreed to suspend receipt of their base salaries during July 2008. Each of the bonus recipients received an amount equal to ninety percent of their base salary that he or she voluntarily suspended in July 2008.

Equity-Based Compensation

The purpose of the equity-based compensation component is to instill the economic incentives of ownership in our named executive officers and to create long-term incentives for management to increase shareholder value. ZILA frequently uses vesting periods in its awards to encourage executives to remain with it and to focus on longer-term results.

Equity-based compensation is awarded pursuant to our 1997 Stock Award Plan, as amended and restated, (the “1997 Plan”), which is described in greater detail in Proposal Two of this Proxy Statement. Although the 1997 Plan allows the Compensation Committee to make a variety of awards, typically the Compensation Committee will award stock options and shares of restricted stock under the 1997 Plan.

The Compensation Committee recommends, on a discretionary basis, whether to grant stock options or restricted stock, as well as the amount of shares of common stock subject to, and the terms of, the grants. The Compensation Committee does not adhere to a policy in recommending the mix between stock options and restricted stock, but prefers a flexible approach to permit awards to be tailored to the needs and motivations of each recipient. In making these discretionary recommendations, the Compensation Committee takes into account eligibility and participation in the Bonus Plan and the executive’s responsibilities and position. In addition, based on publicly available information, the Compensation Committee considers option grants by comparable companies in our industry, as these companies are most likely to compete with ZILA for the services of our executives. The Compensation Committee also seeks the recommendation of senior management with respect to awards granted to all employees.

Stock Options

Stock options align executives’ interests with those of shareholders, as options only have realizable value if the share price of ZILA stock increases relative to the grant, or exercise, price. The exercise price of options granted under the 1997 Plan is never less than the fair market value of ZILA’s common stock on the grant date.

Traditionally, in connection with the first Board meeting of the fiscal year in September the Board makes grants of option awards to ZILA’s employees, including its named executive officers. The grant date and exercise price of such option awards are set as of the date of such Board meeting. Quarterly grants are made if special circumstances demand and generally coincide with the date of a regularly planned meeting, with grant dates and exercise price set as of the date of such meeting.

2008

In fiscal 2008, we granted to our named executive officers options to purchase shares of our common stock. As compared to the number of options in fiscal 2007 these grant in fiscal 2008 were as follows:

•	David R. Bethune, Chairman and Chief Executive Officer — options to purchase 21,429 shares of common stock (not an officer in 2007);

•	Frank J. Bellizzi, Executive Vice President and President of Zila Pharmaceuticals, Inc. — options to purchase 60,000 shares of common stock in 2008 (none in 2007);

•	Gary V. Klinefelter, Vice President, General Counsel and Secretary — options to purchase 20,000 shares of common stock in 2008 (14,286 in 2007);

•	Diane E. Klein, Vice President of Finance and Treasurer — options to purchase 39,285 shares of common stock in 2008 (7,143 in 2007); and

•	David A. Barshis, our former Senior Vice President and General Manager of ZILA Pharmaceuticals, Inc. — 42,857 shares of common stock in 2008 (14,286 shares in 2007).

Restricted Stock

Restricted stock is granted to executives to facilitate retention and, for newly hired executives, recruitment. The restrictions on the restricted stock awards granted to executives typically lapse periodically over the course of three years. The restrictions generally provide that, unless the Compensation Committee in its discretion determines otherwise, during the term of the restrictions the shares may not be sold or otherwise transferred, and the shares will be immediately forfeited in the event of the executive’s termination of employment for any reason other than death, disability or retirement. The grant price of restricted stock granted under the 1997 Plan is never less than the fair market value of ZILA’s common stock on the grant date.

2008

In fiscal 2008, we granted to our named executive officers shares of restricted stock. As compared to the number of shares of restricted stock in fiscal 2007 these grant in fiscal 2008 were as follows:

•	David R. Bethune, Chairman and Chief Executive Officer — 57,143 shares of restricted common stock (not an officer in 2007);

•	Frank J. Bellizzi, former Executive Vice President and President of Zila Pharmaceuticals, Inc. — 132,143 shares of restricted common stock (10,714 in 2007);

•	Gary V. Klinefelter, Vice President, General Counsel and Secretary — 2,143 shares of restricted common stock (7,143 in 2007);

•	Diane E. Klein, Vice President of Finance and Treasurer — 8,571 shares of restricted common stock in fiscal 2008 ( none in 2007); and

•	David A. Barshis, our former Senior Vice President and President of Zila Pharmaceuticals, Inc. — 12,857 shares of restricted common stock in fiscal 2008 (none in 2007).

Other Compensation

Our named executive officers also either participate or are eligible to participate in our other benefit plans and programs on the same terms as other employees, including a 401(k) plan, the ESPP, medical and dental insurance, term life insurance, short-term disability insurance, long-term disability insurance and paid time-off plan.

Severance and Change in Control Payments

We also provide certain of our named executive officers with severance and change in control benefits. We believe these arrangements are a fair reward for hard work and value creation, assist us in retaining our named executive officers, and provide incentives to our named executive officers to remain with us during periods of uncertainty at the end of which such executives may not be retained. Generally, the Compensation Committee does not provide benefits if employment is terminated for cause, death or disability or if employment is voluntarily terminated by the named executive officer.

In general, severance payments, other than those made in connection with a change in control, are only payable upon termination of a named executive officer without cause because the Compensation Committee does not believe named executive officers should be rewarded for failing to perform their respective jobs.

With respect to payments upon changes of control, the Compensation Committee requires a “double trigger” prior to any payment in that both a change in control and a termination of employment must occur. The letter agreements for Mr. Klinefelter and Ms. Klein establish a presumption that a termination was because of a change in control if the termination occurs within 18 months following the change in control. Similar to severance payments made for termination without cause, payments made following a termination upon a change in control are only payable if the named executive officer provides a release of claims to ZILA and the named executive officer does not violate any other contractual obligations to ZILA or solicit additional employees to leave ZILA following the departure.

Please see the “Employment Agreement” discussion below the Summary Compensation Table for additional information on these arrangements and agreements.

Other Compensation Policies and Considerations

Tax Code Considerations

Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction for executive compensation paid to its chief executive officer or any of its four other highest compensated “covered employees” in excess of $1 million per year unless it is performance-based and is paid under a plan satisfying the requirements of Section 162(m). Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee believes that the compensation arrangements with ZILA’s executive officers will not exceed the limits on deductibility during the current fiscal year. The Compensation Committee currently intends to structure the performance-based portion of the compensation of executive officers in a manner that complies with Section 162(m).

Accounting Considerations

The Board and Compensation Committee generally consider accounting considerations related to forms and amounts of compensation of our named executive officers, although this has not typically been a significant factor in compensation decisions for ZILA.

SUMMARY COMPENSATION TABLE

									Change in Pension
						Stock	Option	Non-Equity	Value and Nonqualified	All Other
Name and Principal						Awards	Awards	Incentive Plan	Deferred Compensation	Compensation
Position	Year	Salary ($)		Bonus ($)		($)(1)	($)(2)	Compensation ($)	Earnings ($)	($)		Total ($)

David R. Bethune,	2008	244,519		26,653	(3)	186,858	77,222	—	—	750	(4)	536,002
Chairman and Chief	2007	—		—		—	40,613	—	—	44,844	(4)	85,457
Executive Officer
Gary V. Klinefelter,	2008	229,994		18,276	(3)	51,857	147,213	—	—			447,340
Vice President,	2007	236,062		—		67,859	163,350	—	—			467,271
General Counsel and Secretary
Diane E. Klein,	2008	173,287		14,087	(3)	35,233	83,366	—	—	—		305,973
Vice President of	2007	159,939		27,000	(5)	—	62,197	—	—	—		249,136
Finance and Treasurer
Former Officers
Frank J. Bellizzi,	2008	370,443	(6)	—		540,214	374,134	—	—	—		1,284,791
former Executive	2007	334,600		—		101,786	319,355	—	—	30,086	(7)	786,857
Vice President and President of Zila Pharmaceuticals, Inc.
David A. Barshis,	2008	212,635		17,134	(3)	62,980	98,049	—	—	—		390,664
former Senior Vice	2007	205,515		4,625	(5)	—	87,968	—	—	—		298,108
President and General Manager of Zila Pharmaceuticals, Inc.

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended July 31, 2008 and 2007, in accordance with Financial Accounting Standards Board Statement 123(R), or SFAS No. 123(R), of restricted stock awards issued pursuant to the 1997 Stock Award Plan (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service based vesting conditions). For restricted stock awards, fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. These amounts reflect ZILA’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 31, 2008 and 2007 in accordance with SFAS No. 123(R) of stock option awards issued pursuant to the 1997 Stock Award Plan (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service based vesting conditions) and predecessor stock option plans and thus includes amounts from outstanding stock option awards granted during and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in the notes to ZILA’s audited consolidated financial statements for the fiscal year ended July 31, 2008.

(3)	On August 20, 2008, the Board approved a one-time cash bonus for each of Mr. Bethune, Mr. Klinefelter, Ms. Klein and Mr. Barshis who had voluntarily agreed to suspend receipt of their base salaries during July 2008. Each of the bonus recipients received an amount equal to ninety percent of their base salary that he or she voluntarily suspended in July 2008.

(4)	Represents fees paid to Mr. Bethune for his services as a member of the board of directors.

(5)	Represents discretionary bonuses paid to Ms. Klein and Mr. Barshis for services rendered during fiscal 2007. In July 2007, Ms. Klein received $20,000 for serving as interim Chief Financial Officer between December 2006 and March 2007. In December 2006, Ms. Klein received a $7,000 discretionary bonus related to performance of her duties. In December 2006, Mr. Barshis received a $4,625 discretionary bonus related to performance of his duties.

(6)	Includes a severance payment of $25,000.

(7)	Represents relocation costs paid to Mr. Bellizzi under his employment agreement dated May 22, 2006.

EMPLOYMENT AGREEMENTS

Named Executive Officers

David R. Bethune

We entered into an employment letter, on May 9, 2008, with Mr. Bethune, which replaced his offer letter dated August 14, 2007. The employment letter is effective until the earlier of Mr. Bethune’s departure from the Board or October 31, 2009. The terms of the employment letter increased Mr. Bethune’s base salary to $350,000 per year, less applicable withholdings. At the time of the effectiveness of the letter, Mr. Bethune elected to defer receipt of the pay increase (until paid, such amount will be accrued by us). In addition, the employment letter provides that Mr. Bethune is eligible for a performance bonus in an amount up to fifty percent of his base salary based upon our financial performance. Mr. Bethune also received a grant of 300,000 shares of restricted stock, with 150,000 shares vesting on the date of grant and the restrictions on the remainder lapsing monthly over the following eighteen months. This employment letter also contains other customary provisions including provisions related to severance payments following a change of control and termination without cause.

Gary V. Klinefelter

We entered into a letter agreement, effective as of December 15, 2004, with Gary V. Klinefelter setting forth the terms of his employment as Vice President and General Counsel. The agreement provides for an initial annual base salary of $200,000 and an automobile allowance of $800 per month. It also provides for an initial grant of options to purchase 100,000 shares of common stock, vesting in two equal increments on the second and third anniversary of the grant. Also included was an additional grant of options to purchase 50,000 shares of common stock on the first anniversary of the date of hire, with such options vesting equally on the first, second and third anniversary of the grant. The letter agreement does not obligate us to employ Mr. Klinefelter for any period of time, but provides for severance payments equivalent to his then-current base salary for (i) twelve months in the event of a change in control and (ii) six months under certain other circumstances. In connection with the execution of the letter agreement, Mr. Klinefelter received a $25,000 signing bonus.

On March 30, 2007, the Compensation Committee approved changes to Mr. Klinefelter’s letter agreement increasing his base salary, effective January 1, 2007, to $240,000 and providing Mr. Klinefelter with a severance payment equal to two years base salary and two years base salary plus bonuses if Mr. Klinefelter is terminated upon a change in control of ZILA. Any such severance payment will be in the form of a lump sum on the six-month anniversary of termination of employment. These arrangements were memorialized in an amended letter agreement on March 30, 2007. For additional information regarding severance and change in control payments that could become due to Mr. Klinefelter, please see the “Severance and Change in Control Payments” section below and in the “Compensation Programs Design and Discussion” section above.

Diane E. Klein

We entered into a letter agreement, effective as of March 30, 2007, with Diane E. Klein setting forth the terms of her employment as Vice President and Treasurer. The agreement does not provide for an annual base salary. The letter agreement provides that Ms. Klein is eligible for future awards of stock options. The letter agreement does not obligate us to employ Ms. Klein for any period of time, but provides for severance payments equivalent to her then-current base salary for (i) eighteen months in the event of a change in control and (ii) eighteen months under certain other circumstances.

On December 14, 2006, the Compensation Committee granted to Mr. Klein a cash bonus award of $7,000 and increased her then current annual base salary to $160,000, effective January 1, 2007. In addition, the Compensation Committee approved changes to Ms. Klein’s letter agreement, providing her with a severance payment equal to 18 months base salary plus bonuses if Ms. Klein is terminated upon a change in control of ZILA. Any such severance payment will be in the form of a lump sum on the six-month anniversary of termination of employment. These arrangements were memorialized in an amended letter agreement on March 30, 2007. Effective August 1, 2007, Diane E. Klein, Vice President and Treasurer, was promoted to Vice President of Finance and Treasurer and has assumed the duties of the principal financial officer of the Company. On September 27, 2007, the Board approved an increase in annual base salary for Ms. Klein from $160,000 to $185,000 related to the assumption of duties as the ZILA’s principal financial officer. For additional information regarding severance and change in control payments that could become due to Ms. Klein, please see the “Severance and Change in Control Payments” section below and in the “Compensation Programs Design and Discussion” section above.

Former Executives that are Named Executive Officers

Severance Agreement of Mr. Bellizzi.  On June 6, 2008, we entered into a Severance Agreement and release of claims with Frank J. Bellizzi (the “Severance Agreement”). Effective June 30, 2008, Mr. Bellizzi’s employment with us terminated. Under the Severance Agreement, Mr. Bellizzi provided a general release of claims against us and we agreed to pay Mr. Bellizzi a $25,000 severance payment. In addition, we issued 600,000 shares of stock (net of applicable withholdings) to Mr. Bellizzi. In addition, on June 30, 2008, we issued stock to Mr. Bellizzi with a value of $52,500 (reduced by applicable withholdings) based on the closing price of our stock on that date. All of Mr. Bellizzi’s vested and unvested options to purchase shares of our common stock terminated upon resignation; provided, however, that the vesting of 125,000 shares of restricted stock previously granted to Mr. Bellizzi was accelerated. Finally, we agreed to pay Cobra coverage for Mr. Bellizzi for one (1) year. The Severance Agreement also contains other customary provisions including mutual non-disparagement and cooperation covenants in a mutual release of claims.

David A. Barshis Departure.  On October 7, 2008, the employment of David A. Barshis with us terminated. Mr. Barshis formerly served as Senior Vice President and General Manager of Zila Pharmaceuticals, Inc.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of plan-based awards made during the year ended July 31, 2008 to the named executive officers.

													Grant
										All Other	All Other		Date
								Estimated Future		Stock	Option		Fair
								Payouts Under		Awards:	Awards:		Value
								Equity		Number	Number	Exercise	of
				Estimated Future Payouts Under Non				Incentive Plan		of Shares	of Shares	Price	Option
Name and		Committee		Equity Incentive Plan Awards(1)				Awards		of Stock	of Stock	of	or
Principal	Grant	Approval		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	or Units	Option	Stock
Position	Date	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	Award	Awards

David R. Bethune,	8/16/07	8/16/07	(2)	—	—	—	—	—	—	14,286			$124,000
Chairman and Chief	8/16/07	8/16/07	(3)								21,429	$8.68	$71,573
Executive Officer	6/18/08	6/18/08	(4)							42,857			$117,000
Gary V. Klinefelter,	9/27/07	9/27/07	(5)	—	—	—	—	—	—		5,714	$7.98	$26,464
Vice President,	12/13/07	12/13/07	(7)							2,143			$16,200
General Counsel and	12/13/07	12/13/07	(8)								14,286	$7.56	$60,370
Secretary
Diane E. Klein,	9/27/07	9/27/07	(5)	—	—	—	—	—	—	8,571			$64,800
Vice President of	12/13/07	12/13/07	(7)								5,714	$7.98	$26,464
Finance and	12/13/07	12/13/07	(8)								33,571	$7.56	$141,870
Treasurer
Former Officers
Frank J. Bellizzi,	9/27/07	9/27/07	(5)	—	—	—	—	—	—		17,143	$7.98	$79,392
former Executive	12/13/07	12/13/07	(7)							21,429			$162,000
Vice President and	12/13/07	12/13/07	(8)								42,857	$7.56	$181,110
President of Zila	6/18/08	6/18/08	(10)							85,714			$234,000
Pharmaceuticals,	6/30/08	6/30/08	(10)							25,000			$52,500
Inc.
David A. Barshis,	9/27/07	9/27/07								12,857			$102,600
Senior Vice	9/27/07	9/27/07									7,143	$7.98	$33,080
President and	12/18/08	12/18/08									35,714	$8.05	$160,700
General Manager of Zila Pharmaceuticals, Inc.

(1)	As discussed in our “Compensation Discussion and Analysis,” the Board determined that it would not award any cash bonus awards for fiscal 2008 in connection with our efforts to direct our cash resources toward activities in support of our operational goals and objectives.

(2)	Restricted stock grant vests in four equal increments on November 16, 2007, February 16, 2008, May 16, 2008 and August 16, 2008.

(3)	Option grant vested 10,419 shares on grant date and 10,419 shares vest in four equal increments on November 16, 2007, February 16, 2008, May 16, 2008 and August 16, 2008.

(4)	Restricted stock grant vested 22,619 shares on grant date and the remainder vests monthly in increments of 1,190 shares until October 31, 2009.

(5)	Stock options granted on September 27, 2007 to Mr. Bellizzi, Mr. Klinefelter, Mr. Barshis and Ms. Klein vest quarterly in equal increments from September 27, 2007 to September 27, 2010.

(6)	Restricted stock granted to Mr. Barshis on September 27, 2007 vests quarterly in equal increments from September 27, 2007 to September 27, 2009.

(7)	Restricted stock granted on December 13, 2008 to Mr. Bellizzi, Mr. Klinefelter and Ms. Klein vests annually in three equal increments from December 13, 2007 to December 13, 2009.

(8)	Stock options granted on December 13, 2008 to Mr. Bellizzi, Mr. Klinefelter and Ms. Klein vest quarterly in three equal increments from December 13, 2007 to December 13, 2010.

(9)	Stock options granted on December 18, 2008 to Mr. Barshis vest quarterly in equal increments from December 18, 2007 to December 18, 2010.

(10)	Restricted stock granted to Mr. Bellizzi on June 18 and June 30, 2008 vested immediately.

(11)	For option awards, the grant date fair value represents the fair value of the award computed in accordance with SFAS No. 123(R) disregarding any estimate of forfeitures.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards at July 31, 2008 for the named executive officers.

						Stock Awards
									Equity
									Incentive	Equity
	Option Awards								Plan	Incentive
	Number								Awards:	Plan Awards:
	of	Number of				Number of			Number of	Market Value
	Securities	Securities				Shares or	Market Value		Unearned	of Unearned
	Underlying	Underlying				Units of	of Shares or		Share or	Shares or
	Unexercised	Unexercised	Option			Stock That	Units of Stock		Units That	Units That
	Options	Options	Exercise	Option		Have Not	That Have		Have Not	Have Not
Name and Principal	Exercisable	Unexercisable	Price	Expiration		Vested	Not Vested		Vested	Vested
Position	(#)	(#)	($)	Date		(#)(18)	($)(19)		(#)	($)

David R. Bethune,	10,714	—	8.68	8/16/12	(1)	3,571	6,750	(13)
Chairman and Chief	10,717	—	8.68	8/16/12	(2)
Executive Officer	4,286	—	18.06	12/14/11	(3)
	4,286		25.83	12/15/10	(4)
						17,857	33,750	(14)
Gary V. Klinefelter,	3,571	10,714	7.56	12/13/17	(5)
Vice President,	—	3,183	7.98	9/27/17	(6)
General Counsel	844	1,687	7.98	9/27/17	(7)
and Secretary						2,381	4,500	(15)
						1,429	2,700	(16)
Diane E. Klein,	8,393	25,179	7.56	12/13/17	(8)
Vice President of	1,905	3,810	7.98	9/27/17	(9)
Finance and Treasurer						5,714	10,800	(17)
Former Officers
David A. Barshis,	1,911	3,979	7.98	9/27/17	(10)
former Senior Vice	418	835	7.98	9/27/17	(11)
President and	8,929	26,786	8.05	12/18/17	(12)
General Manager of Zila Pharmaceuticals, Inc.

(1)	Granted on August 16, 2007 and vested immediately.

(2)	Granted on August 16, 2007 and vested in four equal increments on November 16, 2007, February 16, 2008, May 16, 2008 and August 16, 2008.

(3)	Granted on December 14, 2006 and vests in four equal increments January 31, 2007, April 30, 2007, July 31, 2007 and October 31, 2008.

(4)	Granted on December 15, 2005 and vests quarterly in equal increments from January 31, 2006 to January 31, 2007.

(5)	Granted on December 13, 2007 and vests quarterly in equal increments from December 13, 2007 to December 13, 2010.

(6)	Granted on September 27, 2007 and vests quarterly in equal increments from September 27, 2007 to September 27, 2010.

(7)	Granted on September 27, 2007 and vests quarterly in equal increments from September 27, 2007 to September 27, 2010.

(8)	Granted on December 13, 2007 and vests quarterly in equal increments from December 13, 2007 to December 13, 2010.

(9)	Granted on September 27, 2007 and vests quarterly in equal increments from September 27, 2007 to September 27, 2010.

(10)	Granted on September 27, 2007 and vests quarterly in equal increments from September 27, 2007 to September 27, 2010.

(11)	Granted on September 27, 2007 and vests quarterly in equal increments from September 27, 2007 to September 27, 2010.

(12)	Granted on December 18, 2007 and vests quarterly in equal increments from December 18, 2007 to December 18, 2010.

(13)	Granted on August 16, 2007 and vests in four equal increments November 16, 2007, February 16, 2008 and May 16, 2008 and August 16, 2008.

(14)	Granted on May 31, 2008 with 22,619 vesting immediately and the remainder vesting in monthly increments of 1,190 until October 31, 2009.

(15)	Granted on December 14, 2006 and vests in three equal increments January 1, 2007, January 1, 2008 and January 1, 2009.

(16)	Granted on December 13, 2007 and vests in three equal increments December 13, 2007, December 13, 2008 and December 13, 2009.

(17)	Granted on December 13, 2007 and vests in three equal increments December 13, 2007, December 13, 2008 and December 13, 2009.

(18)	Amounts represent the unvested portion of restricted common stock.

(19)	The market value of unvested restricted common stock is calculated by multiplying the closing stock price at July 31, 2008 ($1.89 per share) by the number of shares of restricted stock listed above.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to shares of ZILA common stock acquired through exercises of stock options and vesting of restricted shares and the number of shares acquired and value realized on exercise or vesting by the named executive officers.

			Stock Awards
			Number of
	Option Awards		Shares	Value
	Number of Shares		Acquired	Realized on
Name and Principal	Acquired on	Value Realized on	on Vesting	Vesting
Position	Exercise (#)	Exercise ($)	(#)	($)(1)

David R. Bethune, Chairman and Chief Executive Officer			35,714	118,500
Gary V. Klinefelter, Vice President, General Counsel and Secretary	—	—	3,095	41,668
Diane E. Klein, Vice President of Finance and Treasurer	—	—	2,857	21,600
Former Officers
Frank J. Bellizzi, former Executive Vice President and President of Zila Pharmaceuticals, Inc.	—	—	139,286	409,750
David A. Barshis, former Senior Vice President and General Manager of Zila Pharmaceuticals, Inc.			4,286	34,200

(1)	If the officer executed an exercise and hold transaction, the value realized equals the difference between the per share base price of the restricted stock and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares of restricted stock exercised. If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share base price of the restricted stock and the per share sale price upon sale, multiplied by the number of shares of restricted stock sold. Certain shares of each officer were repurchased by ZILA to pay for taxes attributable to the vested shares.

SEVERANCE AND CHANGE IN CONTROL PAYMENTS

As discussed elsewhere in this Proxy Statement, we have letter agreements with certain of our current named executive officers that provide severance benefits to the named executive officers upon termination following a change in control or without cause. In the table below, we summarize the estimated payments that will be made to each of our current named executive officers upon a termination of employment without cause or in connection with a change in control of ZILA. The major assumptions that we used in creating the table are set forth directly below. The table includes an estimate of the compensation that would accrue for each executive if the triggering event occurred on July 31, 2008 (our fiscal year-end) and, unless otherwise noted, is based on each executive’s compensation on that date. Calculations requiring a per share stock price are made on the basis of the closing price of $1.89 per share of our common stock on the NASDAQ Global Market on July 31, 2008.

Change in Control

No cash payment will be made solely because of a “Change in Control.” For each current named executive officer, the cash payments described under the table heading “Change in Control” will be triggered upon a termination in connection with a “Change in Control.” Cash payments described under the table heading “Without Cause” will be triggered upon a termination without cause as further described below in “Terms of Officer Agreements.”

Acceleration upon a Change in Control

Under the 1997 Plan, all outstanding options accelerate upon a “Change in Control,” as defined in such plan, if the option holder is employed by us on the date of the “Change in Control.” However, the exercise price for all such options that would be accelerated for the current named executive officers is higher than the closing price of our common stock at July 31, 2008 ($1.89), so our named executive officers would derive no intrinsic value from the acceleration of these unvested option awards. Accordingly, for purposes of the table, we have assumed no value for all outstanding options accelerated on a Change in Control.

For purpose of the “Restricted Stock Award” column, we have assumed the acceleration of the restricted stock awards for Messrs. Bethune, Klinefelter and Ms. Klein upon a “Change in Control” as defined in the 1997 Plan. However, only Mr. Klinefelter’s letter agreement provides for acceleration of restricted stock upon a termination “Without Cause.”

Medical and Other Benefits

The table below does not discuss certain medical, disability or outplacement services benefits that may be payable on termination to our current named executive officers. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. In addition, this table does not include specific treatment of a normal retirement.

Terms of Officer Agreements

Mr. Bethune, Mr. Klinefelter and Ms. Klein are entitled to severance payments upon a termination in connection with either a change in control event or a termination “Without Cause.” For purposes of their letter agreements, “Change in Control” is defined and governed by the definition of “change in control” contained in the 1997 Plan. By the terms of their letter agreements, if Mr. Bethune, Mr. Klinefelter or Ms. Klein are terminated within eighteen (18) months of a “Change in Control,” there is a rebuttable presumption that such termination was as a result of such “Change in Control.” “Without Cause” means (i) a failure to correct a specific conduct or job-performance issue or issues about which he or she has been informed in writing and been given an opportunity to correct; or (ii) conduct or job performance that ZILA believes is sufficiently willful and/or egregious for which providing written notice and an opportunity to correct is an inadvisable business practice, or (iii) an inability to perform the job (e.g., due to incapacity or death). If Mr. Bethune’s, Mr. Klinefelter’s or Ms. Klein’s employment is terminated for any other reason (with the exception of a Change in Control) such termination will be deemed “Without Cause.”

In addition, our severance benefits are subject to the current named executive officers signing a general release acceptable to ZILA in order for such severance benefits to take effect.

Name and Principal	Triggering	Severance		Restricted Stock		Potential / Total
Position	Event	Payments ($)		Awards ($)		Value ($)

David R. Bethune, Chairman and Chief Executive Officer	Change in Control	700,000	(1)	40,500	(7)	740,500
	Without Cause	350,000	(2)	—		350,000
Gary V. Klinefelter, Vice President, General Counsel and Secretary	Change in Control	480,000	(3)	7,200	(8)	487,200
	Without Cause	480,000	(4)	—		480,000
Diane E. Klein, Vice President of Finance and Treasurer	Change in Control	277,500	(5)	10,800	(9)	288,300
	Without Cause	277,500	(6)	—		277,500

(1)	Mr. Bethune’s severance pay upon change of control is (i) an amount equal to twenty-four months of his annual base salary at the time of the triggering event and (ii) an amount equivalent to the maximum cash bonus(es) for which he would have been eligible, during the twenty-four month period following the termination of his employment had his employment not terminated, under any employee incentive bonus plan in effect upon the date of termination. Mr. Bethune’s base salary as of July 31, 2008 was $350,000, without the voluntary 10%

reduction. Mr. Bethune has not received any cash bonus awards for the past two fiscal years so the amount reflected does not contemplate a cash bonus figure. For more discussion on the Board’s decisions to refrain from paying cash bonus awards see “Compensation Discussion and Analysis.”

(2)	Mr. Bethune’s severance pay upon a termination “without cause” is an amount equal to twelve months of his annual base salary in effect on the date of his termination. Mr. Bethune’s base salary as of July 31, 2008 was $350,000, without the voluntary 10% reduction.

(3)	Mr. Klinefelter’s severance pay upon a change in control is (i) an amount equal to twenty-four months of his annual base salary at the time of the triggering event, and (ii) an amount equivalent to the maximum cash bonus(es) for which he would have been eligible, during the 2 year period following the termination of his employment had his employment not terminated, under any employee bonus plan in effect upon the date of termination. Mr. Klinefelter’s base salary as of July 31, 2008 was $240,000, without the voluntary 10% reduction. Mr. Klinefelter has not received any cash bonus awards for the past two fiscal years so the amount reflected does not contemplate a cash bonus figure. For more discussion on the Board’s decisions to refrain from paying cash bonus awards see “Compensation Discussion and Analysis.”

(4)	Mr. Klinefelter’s severance pay upon a termination “Without Cause” is an amount equal to twenty-four months of his annual base salary in effect on the date of his termination. Mr. Klinefelter’s base salary as of July 31, 2008 was $240,000, without the voluntary 10% reduction.

(5)	Ms. Klein’s severance pay upon a change in control is (i) an amount equal to eighteen months of her annual base salary at the time of the triggering event, and (ii) an amount equivalent to the maximum cash bonus(es) for which she would have been eligible, during the eighteen-month period following the termination of her employment had her employment not terminated, under any employee bonus plan in effect upon the date of termination. For purposes of this table, Ms. Klein’s base salary as of July 31, 2008 was $185,000, without the effect of the voluntary 10% reduction. Ms. Klein has not received any cash bonus awards for the past two fiscal years pursuant to an employee bonus plan, so the amount reflected does not contemplate a cash bonus figure. For more discussion on the Board’s decisions to refrain from paying cash bonus awards see “Compensation Discussion and Analysis.”

(6)	Ms Klein’s severance pay upon a termination “Without Cause” is an amount equal to eighteen months of her annual base salary in effect on the date of her termination. Ms. Klein’s base salary as of July 31, 2008 was $185,000, without the voluntary 10% reduction.

(7)	Mr. Bethune has 21,429 shares of unvested restricted stock.

(8)	Mr. Klinefelter has 7,200 shares of unvested restricted stock.

(9)	Ms. Klein has 10,800 shares of unvested restricted stock.

DIRECTOR COMPENSATION

Employee directors do not receive any separate compensation for their Board activities. Non-employee directors each receive a $10,000 annual retainer. The Audit Committee Chairman receives an additional $5,000 annual retainer and the Compensation Committee Chairman and the Nomination Committee Chairman each receive an additional $2,500 annual retainer. Each non-employee director also receives $2,000 for each Board meeting attended in person and $1,000 for each telephonic meeting. Each non-employee director receives $1,000 for each committee meeting he or she attends. We reimburse directors for any reasonable expenses related to their Board service.

On November 9, 2006, ZILA’s Board amended the 1997 Stock Award Plan to eliminate the annual automatic grant of options to non-employee directors.

The following table summarizes compensation paid to our each of our non-employee directors who served in such capacity during fiscal 2008. Wade F. Brooksby was appointed to the Board on October 13, 2008, and therefore no compensation is reflected for him in the table below.

						Change in
						Pension
		Fees				Value and
		Earned or				Nonqualified
		Paid in	Option		Non-Equity	Deferred	All Other
		Cash	Awards	Stock Awards	Incentive Plan	Compensation	Compensation
Name	Year	($)(1)	($)(2)	($)	Compensation ($)	Earnings	($)	Total ($)

David R. Bethune	2008	750	—	—	—	—	—	750
J. Steven Garrett	2008	12,250	13,200	10,250	—	—	—	35,700
Leslie H. Green	2008	12,750	15,709	11,000	—	—	—	39,459
O.B. Parrish	2008	14,000	15,164	10,250	—	—	—	39,414
George J. Vuturo	2008	15,250	16,303	12,500	—	—	—	44,053
Former Directors
David Goldman	2008	3,500	3,638	—	—	—	—	7,138

(1)	This column includes annual retainer and meeting fees earned for fiscal 2008 regardless of when paid.

(2)	This column includes the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2008 with respect to awards of options (i.e., grant date fair value amortized over the requisite service period). The amount described includes the fiscal year compensation cost for awards made in fiscal 2008 and in prior years, using the Black-Sholes option-pricing model more fully described in Note 9 of the Notes to the Consolidated Financial Statements in ZILA’s Form 10-K for the year ended July 31, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes options, warrants and securities available for issuance under ZILA’s equity compensation plans as of July 31, 2008:

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in column
	and rights	and rights	(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	515,000	$11.55	640,000	(3)
Equity compensation plans not approved by security holders(2)	1,384,000	$14.76	—

Total	1,899,000		640,000	(3)

(1)	Includes the 1997 Plan and the ESPP.

(2)	Represents warrants issued to financial and medical advisors in March 2003 and March 2006, and warrants issued in connection with the November 2006 private placement financing more fully described under the section entitled “Certain Relationships and Related Transactions.”

(3)	Represents 354,000 shares of common stock available for issuance under the 1997 Plan and 286,000 shares of common stock available for issuance under the ESPP.

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the intention to do so is expressly indicated.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the Commission’s Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

O.B. Parrish (Chair)
J. Steven Garrett
Leslie H. Green
Members, Compensation Committee

CODES OF CONDUCT

The Board has adopted a “Code of Ethical Conduct for Financial Personnel,” which applies solely to our finance personnel. The Board has also adopted a “Code of Business Conduct,” which applies to our Directors and employees (including our principal executive officer, principal financial officer and principal accounting officer). Both of these codes are posted in the “Corporate Governance” section of the Investor Relations portion of our website at www.zila.com. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of these codes relating to an executive officer by posting such information on our website, unless otherwise required by NASDAQ Marketplace Rules to disclose any such waiver on Form 8-K.

AUDIT AND RELATED FEES

The following table sets forth the total fees billed by BDO Seidman, LLP for audit and other services for fiscal year 2007 and fiscal year 2008:

	2008	2007

Audit Fees	$575,857	$874,464
Audit-Related Fees		—
Tax Fees		—
All Other Fees		—

Total	$575,857	$874,464

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm. All fiscal year 2007 and 2008 non-audit services listed above were pre-approved.

Audit Fees:  This category includes the audit of our annual financial statements and review of financial statements included in our annual and period reports that are filed with the Commission, the audit of internal control over financial reporting and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and the preparation of an annual “management letter” on internal control and other matters.

Audit-Related Fees:  This category consists of assurance and related services by BDO Seidman, LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” There were no audit-related fees in fiscal years 2007 and 2008.

Tax Fees:  This category consists of professional services rendered by BDO Seidman LLP for tax compliance and tax advice in fiscal years 2007 and 2008. Any services for the fees to be disclosed under this category would include technical tax advice. There were no tax fees in fiscal years 2007 and 2008.

All Other Fees:  There were no other professional services rendered by BDO Seidman, LLP in fiscal years 2007 or 2008.

AUDIT COMMITTEE REPORT

The Board of Directors has appointed an Audit Committee, consisting of three directors: Dr. Vuturo (Chair), Mr. Brooksby and Ms. Green. Each of the members is “independent,” as defined in NASDAQ Marketplace Rule 4200(a)(15).

The purpose of the Audit Committee is to assist the oversight of our Board in the integrity of the financial statements of ZILA, ZILA’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of ZILA’s independent registered public accountant. The primary responsibilities of the Audit Committee include overseeing ZILA’s accounting and financial reporting process and audits of the financial statements of ZILA on behalf of the Board.

Management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management and the independent auditor. The Audit Committee discussed with the independent registered public accountant the matters required to be discussed by Statement of Accounting Standards No. 61, as amended by SAS 89 and SAS 90, “Communications with Audit Committees,” and Rule 2-07 of Regulation S-X including the auditors’ judgments about the quality, not just the acceptability, of ZILA’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company

Accounting Oversight Board. In addition, the Audit Committee received from the independent registered public accountant the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the independent registered public accountant the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The Audit Committee discussed with the independent registered public accountant the overall scope and plans for their audit. The Audit Committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The Audit Committee held 4 meetings during the fiscal year ended July 31, 2008.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended July 31, 2008, for filing with the Commission.

This report has been furnished by the Audit Committee of our Board.

George J. Vuturo (Chair)
Leslie H. Green
Wade F. Brooksby
Members, Audit Committee

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

No member of the Compensation Committee was at any time during fiscal 2008 or at any other time an officer or employee of ZILA, and no member had any relationship with ZILA requiring disclosure under Item 404 of Regulation S-K. David R. Bethune, our Chairman and Chief Executive Officer, formerly served on the compensation committee of The Female Health Corporation, the Chief Executive Officer for which is O.B. Parrish, one of our directors and the Chair of our Compensation Committee. No other executive officer of ZILA has served on the Board or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during the 2008 fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and our ten percent or greater shareholders to file reports of ownership of our equity securities and changes in such ownership with the Commission and NASDAQ and to furnish copies of such reports to us.

Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, executive officers and our ten percent or greater shareholders were complied with during the fiscal year ended July 31, 2008.

ZILA SHARE OWNERSHIP

The following tables list the ownership of our common stock for the persons or the groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by the SEC’s rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. The following tables set forth information concerning the beneficial owners of our common stock by (i) the directors, (ii) the “named executive officers” (as such term is defined under the SEC’s rules), (iii) the director nominees, (iv) any person holding at least 5% of our shares and (v) all current directors, director nominees and executive officers of ZILA as a group. Beneficial ownership and percentage ownership of shares of our common stock is as of the record date, October 20, 2008, based on 9,989,954 shares of our common stock outstanding.

Certain Beneficial Owners

		Amount and Nature
		of Beneficial	Percentage
Title of Class	Name and Address of Beneficial Owner	Ownership	Of Class

Common Stock	Visium Asset Management, LLC(1) 950 Third Avenue, 29th Floor New York, NY 10022	1,530,702	15%
Common Stock	MicroCapital LLC(2) 623 Fifth Avenue, Suite 2502 New York, NY 10022	1,059,172	11%
Common Stock	Balysany Asset Management, L.P.(3) 181 West Madison, Suite 3066 Chicago, IL 60602	896,974	9%

(1)	Dmitry Balyasny, by virtue of his ownership and control of Balyasny Asset Management, L.P. (“BAM”), and Jacob Gottlieb as Managing Member of Visium Asset Management, LLC (“Visium”) have voting and dispositive power with respect to these shares. Both Messrs. Gottlieb and Balyasny disclaim beneficial ownership of any such shares.

Visium is deemed to be the beneficial owner of these shares of our common stock through its ownership and control of the following entities: Visium Balanced Fund, LP (“VBF”) shares voting and investment power with respect to 347,274 shares of our common stock, Visium Long Bias Fund, LP (“VLBF”) shares voting and investment power with respect to 190,698 shares of our common stock, Visium Balance Offshore Fund, Ltd.

(“VBOF”) shares voting and investment power with respect to 494,567 shares of our common stock, Visium Long Bias Offshore Fund, Ltd. (“VLBOF” and together with VBF, VLBF and VBOF, the “Visium Funds”) shares voting and investment power with respect to 405,310 shares of our common stock, Atlas Master Fund shares voting and investment power with respect to 92,853 shares of our common stock.

(2)	According to an Amendment to Schedule 13G filed with the SEC on March 12, 2007, MicroCapital LLC shares voting and investment power with respect to 1,059,172 shares of ZILA common stock, and Ian P. Ellis and MicroCapital Fund LP share voting and investment power with respect to 765,868 shares of ZILA common stock.

(3)	Dmitry Balyasny, by virtue of his ownership and control of BAM, has voting and dispositive power with respect to the shares of BAM. Mr. Balyasny disclaims beneficial ownership of any such shares. BAM is deemed to be the beneficial owner of these shares of our common stock through its ownership and control over Atlas Master Fund.

Directors and Executive Officers

		(A)
		Common	(B)		Percentage
		Stock-	Options-		of
		Beneficial	Beneficial		Beneficial
Name	Position(s)	Ownership	Ownership	Total	Ownership

David R. Bethune	Chairman and Chief Executive Officer	61,942	30,000	91,942		*
Gary V. Klinefelter	Vice President, General Counsel and Secretary	14,601	5,606	20,207		*
Diane E. Klein	Vice President and Treasurer	7,695	13,095	20,790		*
J. Steven Garrett	Director	5,371	5,680	11,051		*
Wade F. Brooksby	Director	—	—	—		*
Leslie H. Green	Director	9,200	19,048	28,248		*
O.B. Parrish	Director	8,452	6,265	14,717		*
George J. Vuturo	Director	10,000	6,605	16,605		*
Directors and executive officers, as a group (8 persons)		117,261	86,299	203,560	2%

*	Denotes ownership of less than one percent.

(A)	Direct Ownership

(B)	Exercisable options at October 20, 2008, the record date, or options becoming exercisable within 60 days thereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures:  We have established policies and other procedures regarding approval of transactions between our company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing, but are evidenced by long standing principles set forth in our Code of Business Conduct or adhered to by our Board. As set forth in the Audit Committee Charter, unless submitted to the Compensation Committee by delegation from the Board, as and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ listing standards, related party transactions are submitted to the Audit Committee for ongoing review, and the Audit Committee approves or disapproves such related party transactions. Generally speaking, we enter into such transactions only on terms that we believe are at least as favorable to our company as those that we could obtain from an unrelated third party.

Related Party Transactions:

In November 2006, we consummated two private placements (the “Private Placements”) for gross proceeds of approximately $40.0 million. Pursuant to the first purchase agreement, we issued and sold:

(i) 1,300,000 shares of our common stock for $12.25 per share (the “Shares”);

(ii) Approximately $12.1 million in aggregate principal amount of 12.0% Unsecured Convertible Notes (the “Unsecured Notes”), which converted into 985,714 shares (the “Unsecured Note Shares”) of our common stock at a conversion price of $12.25 per share on December 14, 2006, the date on which our stockholders approved, among other things, the Private Placements;

(iii) Warrants to purchase approximately 772,000 shares of our common stock, which became exercisable in May 2007 for five years at an exercise price of $15.47 per share (the “Initial Warrants”);

(iv) Warrants to purchase approximately 444,000 shares of our common stock, which became exercisable for five years at an exercise price of $15.47 per share following approval by our stockholders on December 14, 2006 (the “Additional Warrants”).

Pursuant to the second purchase agreement, we issued and sold:

(i) Approximately $12.0 million in aggregate principal amount of 6.0% Senior Secured Convertible Notes (the “Secured Notes”), are due in November 2009 and became convertible into 779,221 shares of our common stock at a conversion price of $15.40 following approval by our stockholders on December 14, 2006; and

(ii) Warrants to purchase 272,727 shares of our common stock, which became exercisable for five years at an exercise price of $15.47 per share following approval by our stockholders on December 14, 2006 (the “Secured Note Warrants”).

We granted registration rights for the Shares and shares of common stock issuable upon conversion of the debt instruments and exercise of the warrants. A dispute arose with certain investors (the “Investors”) regarding the extent of the registration rights. On August 13, 2007, we reached an agreement with the Investors to restructure the Investors’ holdings (the “Restructuring”) and to provide us with relief from certain financial and non-financial covenants contained in the Secured Notes (the “Amendment Agreement”). As amended and restated (the “Amended and Restated Secured Notes”) are in the same aggregate principal amount as the Secured Notes, or approximately $12.0 million, but are due July 31, 2010. The Amended and Restated Secured Notes bear interest, payable quarterly, at 7.0% per annum, but at our option, interest payments can be made at an 8.0% annual rate in shares of our common stock at a price equal to 90.0% of the average closing bid price of such common stock for the ten trading days immediately prior to the relevant interest payment date. The Amended and Restated Secured Notes remain convertible into shares of common stock at a conversion price of $15.40 per share at the option of the holders of such notes. In addition, the Amended and Restated Secured Notes contain comprehensive covenants that restrict the way in which we can operate, and contain financial covenants that require us to maintain specified cash and defined EBITDA levels.

As part of the Restructuring, we also agreed to:

(i) Repurchase 133,262 Unsecured Note Shares from the Investors for approximately $1.25 million in cash, at a price based on the average closing bid price of our common stock for the ten trading days prior to August 13, 2007, or $9.38 per Unsecured Note Share;

(ii) Repurchase 32,467 Secured Note Warrants from the Investors for approximately $0.15 million in cash, at a price based on a Black-Scholes valuation, or $4.62 per Secured Note Warrant; and

(iii) Pay the Investors a $0.6 million fee.

The Amendment Agreement contained a mutual release of claims. We concluded that the Amended and Restated Secured Notes are not substantially different from the original Secured Notes and accordingly, the Amendment Agreement has not been accounted for as a debt extinguishment. As of July 31, 2007, the $0.6 million fee has been accrued as the resolution of the registration rights dispute with the Investors and the fair value of the shares and warrants has been reclassified from permanent equity to a current liability. No income or loss was recognized as a result of this reclassification. The increase in the fair value of these financial instruments from July 31, 2007 to the date they were repurchased on August 13, 2007 of less than $0.1 million has been accounted for as a charge to earnings in the first quarter of fiscal 2008. Separately, we have expensed approximately $0.1 million during the year ended July 31, 2007 for costs incurred with third parties that were directly related to the Amendment Agreement, which is included in general and administrative expense in the accompanying Consolidated Statement of Operations.

In connection with the Restructuring and the issuance of the Amended and Restated Secured Notes, we also received waivers from the required majority of the holders of the Initial Warrants, Additional Warrants and Secured Note Warrants waiving any antidilution rights to which any holder of such warrants would otherwise be entitled in connection with the issuance of any shares as payment for interest on the Amended and Restated Secured Notes. On August 13, 2007, we entered into a registration rights agreement that resolved certain claims with the Investors. Separately, a side letter that imposed certain corporate governance obligations on Zila, the most notable of which that had not yet been fulfilled was to appoint two additional directors to our Board of Directors, was terminated.

On June 3, 2008 we entered into a second amendment agreement (the “Second Amendment Agreement”) to the Secured Notes (the “Second Amended and Restated Secured Notes”), which resulted in a change in certain financial covenants as follows:

(i) The cash and cash equivalents balance that is required to be maintained at the end of each fiscal quarter commencing with the fiscal quarter ending July 31, 2008 was reduced from $2.0 million to $1.0 million; and

(ii) The required EBITDA level, as defined in the Second Amended and Restated Secured Notes (“Defined EBITDA”), of at least $1.00 must be met for any one fiscal quarter on or prior to our quarter ending July 31, 2009. Prior to the Second Amendment Agreement, we were required to have Defined EBITDA of at least $1.00 for each of the fiscal quarters ending July 31, 2008 and October 31, 2008. This covenant was satisfied during the fourth quarter of fiscal 2008.

In exchange for the covenant modifications, we issued 660,942 common shares with a fair value of $1.2 million based on quoted market prices on the date of the Second Amendment Agreement. Additionally, the creditors returned 485,157 warrants that they had been previously issued in connection with the original issuance of the Secured Notes and other financing transactions. The aggregate fair value of these warrants as of the date of this modification, based on the Black Scholes model, was $0.1 million. No other terms of these notes were altered as a result of the Second Amendment Agreement. We concluded that the Second Amended and Restated Secured Notes are not substantially different from the original Secured Notes and accordingly, the Second Amendment Agreement has not been accounted for as a debt extinguishment. The Second Amended and Restated Secured Notes are secured by certain of our existing and future property, as well as the existing and future property of each of our wholly-owned subsidiaries.

Failure to satisfy the financial covenants, or to maintain compliance with other covenants, could, at the option of the Second Amended and Restated Secured Note holders, result in an event of default. Upon the occurrence of the first specified event of default, the holders of the Second Amended and Restated Secured Notes could accelerate and demand repayment of one-third of the outstanding principal balance and all accrued but unpaid interest on the Second Amended and Restated Secured Notes. Upon the occurrence of the second specified event of default, the holders of the Second Amended and Restated Secured Notes could accelerate and demand repayment of one-half of the outstanding principal balance and all accrued but unpaid interest on these notes. Upon the occurrence of the third specified event of default, the entire principal balance and all accrued but unpaid interest may become due and payable. Additionally, upon the occurrence and during the continuation of any event of default, all amounts outstanding under the Second Amended and Restated Secured Notes shall bear interest at an annual rate of 15.0% per annum.

On September 11, 2008, we entered into a Third Amendment Agreement with the Investors that serves to limit the amount of the Second Amended and Restated Secured Notes that each Investor is allowed to convert into our shares of common stock. Under the Third Amendment Agreement, holders shall not have the right to convert any portion of their Second Amended and Restated Secured Notes in the event that the holder would beneficially own in excess of 4.999% of our common stock issued and outstanding immediately after giving effect to such conversion.

HOUSEHOLDING OF PROXY MATERIALS

The Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement and one annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Vice President, General Counsel and Secretary, Zila, Inc., 5227 North 7th Street, Phoenix, Arizona 85014-2800, or contact our Vice President, General Counsel and Secretary at (800) 922-7887. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals for the 2009 annual meeting must be received at our principal executive offices by July 13, 2009 to be considered for inclusion in our proxy materials relating to such meeting. Any notice of a shareholder proposal submitted outside the process of Rule 14a-8 of the Exchange Act after July 13, 2009 will be considered untimely.

Direct any proposals, as well as related questions, to Gary V. Klinefelter, Vice President, General Counsel and Secretary, Zila, Inc., 5227 North 7th Street, Phoenix, Arizona 85014-2800.

ANNUAL REPORT

Our Annual Report on Form 10-K with audited financial statements for the fiscal year ended July 31, 2008 accompanies this Notice and Proxy Statement and was mailed to all shareholders of record on or about November 10, 2008. You may obtain our other Commission filings through the internet at www.sec.gov or our website, www.zila.com.

Upon written request, we will provide, to each person solicited, a copy of our Form 10-K for the fiscal year ending July 31, 2008, including the financial statements and schedules thereto. Such requests should be directed to Vice President, General Counsel and Secretary, Zila, Inc., 5227 N. 7th Street, Phoenix, AZ 85014-2800.

OTHER BUSINESS

The Board knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By order of the Board of Directors,

David R. Bethune
Chairman and Chief Executive Officer

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 NNNNNNNNN ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — David R. Bethune 02 — J. Steven Garrett 03 — Wade F. Brooksby 04 — Leslie H. Green 05 — O.B. Parrish 06 — George J. Vuturo For Against Abstain 2. To ratify the appointment of BDO Seidman, LLP, as Zila, Inc.’s independent registered public accounting firm for the fiscal year ending July 31, 2009. 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN6 1 A V 0 1 9 5 7 1 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 00Z0OB

. 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — ZILA, INC. Notice of 2008 Annual Meeting of Shareholders The undersigned hereby appoints David R. Bethune and George J. Vuturo, and each of them, proxy for the undersigned, with power of substitution to vote all the shares of common stock of Zila, Inc. held of record by the undersigned on December 11, 2008 at the annual meeting of shareholders to be held at the Phoenix Airport Marriott, 1101 N. 44th Street, Phoenix, AZ 85008 on December 11, 2008 at 8:00 a.m. Arizona time, and at any adjournment thereof, upon the matters designated below and as more fully set forth in the Proxy Statement and for the transaction of such business as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. (Please date and sign on the reverse side)